Exhibit 99.1

Cross Country Healthcare Reports First Quarter 2013 Results

BOCA RATON, Fla.--(BUSINESS WIRE)--May 7, 2013--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today reported results for the first quarter ended March 31, 2013. Current and historical amounts have been adjusted to reflect the previously disclosed sale of the clinical trial services segment in February 2013, which has been reclassified as discontinued operations.

Consolidated revenue from continuing operations for the first quarter of 2013 was $110.3 million, a slight increase from the prior year quarter, but a 1% decrease sequentially from the fourth quarter of 2012. Including discontinued operations, the Company had net income in the first quarter of 2013 of $1.2 million, or $0.04 per diluted share. Loss from continuing operations before taxes was $1.8 million, and included the write-off of $1.4 million of debt issuance costs related to the Company’s prior credit facility. Loss from continuing operations after taxes was $1.3 million, or $0.04 per diluted share, and included $0.03 per diluted share related to the write-off of debt issuance costs. Income from discontinued operations after taxes was $2.5 million, or $0.08 per diluted share, and included a $1.9 million after-tax gain on the sale of the clinical trial services business. Cash flow used in operating activities for the first quarter of 2013 was $1.5 million.

This compares to consolidated revenue from continuing operations of $109.8 million in the same quarter of prior year. Including discontinued operations, net loss in the prior year quarter was $0.6 million, or $0.02 per diluted share. Income from continuing operations after taxes was $0.4 million, or $0.01 per diluted share. Loss from discontinued operations after taxes was $0.9 million, or $0.03 per diluted share.

“I am pleased with the progress of our nurse and allied staffing business in the first quarter that resulted in year-over-year and sequential increases in segment revenue due to higher travel and per diem staffing volume, as well as higher bill rates. In addition, our efforts to restore margin in this segment continue to be effective. Both housing and health insurance costs per hour declined sequentially, which combined with volume and bill rate increases, resulted in a substantial improvement in segment contribution income. Contribution income from this segment was bolstered by the reversal of an accrued professional liability expense of $0.8 million discussed at year-end. The underlying case moved further through the legal system, which has provided greater clarity on our exposure,” said Joseph A. Boshart, Chief Executive Officer of Cross Country Healthcare, Inc. “While our physician staffing business was below expectations in the first quarter, we expect it to grow both year-over-year and sequentially in the second quarter of 2013. Longer term, we believe the Affordable Care Act will enhance growth opportunities for our business beyond those in the current market,” he said.

Nurse and Allied Staffing

For the first quarter of 2013, the nurse and allied staffing business segment (travel and per diem nurse and allied health staffing) generated revenue of $72.7 million, a 5% increase from the prior year quarter and a 3% increase sequentially from the fourth quarter of 2012. The increase in both periods was due to higher staffing volume and higher average bill rates. Contribution income, defined as income or loss from operations before depreciation, amortization, impairment charges and corporate expenses not specifically identified to a reporting segment, was $5.3 million, an increase of 49% year-over-year and a 44% increase sequentially. The contribution income margin (defined as a percentage of segment revenue) was 7.3% in the first quarter of 2013, a 210 basis point improvement both year-over-year and sequentially. The year-over-year increase was due to lower professional liability expenses and housing costs, as well as improved operating leverage partially offset by higher bad debt. The sequential increase was due to lower professional liability expenses, housing costs and field health insurance claims partially offset by the reset of payroll taxes.

Segment staffing volume increased 3% both year-over-year and sequentially. Travel staffing volume increased 2% both year-over-year and sequentially while per diem staffing volume increased 10% year-over-year and 8% sequentially. The average revenue per FTE per day for the first quarter of 2013 was $321, a 3% increase year-over-year and 2% sequentially.

Physician Staffing

For the first quarter of 2013, the physician staffing business segment generated revenue of $28.1 million, a decrease of 4% from the prior year quarter and an 8% decrease sequentially from the fourth quarter of 2012. The year-over-year decrease was due to lower staffing volume of certain specialties including anesthesia, primary care and surgery, partially offset by higher bill rates. The sequential decrease was due to lower staffing volume, particularly in emergency medicine and primary care specialties. Contribution income was $2.2 million, a 10% decrease year-over-year and a 12% decrease sequentially. The contribution income margin was 7.7% in the first quarter of 2013, a decrease of 50 basis points from the prior year quarter and 30 basis points sequentially. The year-over-year decrease was primarily due to higher physician compensation expenses and an increase in recruiter headcount partially offset by a recovery of bad debt and lower health insurance costs. The sequential decline was due to the reset of payroll taxes in the first quarter and higher physician compensation expenses partially offset by lower professional liability expenses and recovery of bad debt. Physician staffing days filled for the first quarter of 2013 was 18,802 days, a decrease of 9% from the prior year quarter and 7% sequentially. Revenue per day filled for the first quarter of 2013 was $1,493, up 5% year-over-year, but down 1% sequentially.

Other Human Capital Management Services

For the first quarter of 2013, the other human capital management services business segment (education and training and retained search) generated revenue of $9.5 million, a 14% decrease from the prior year quarter and a 7% decrease sequentially from the fourth quarter of 2012. The year-over-year decrease was due to lower seminar attendance and fewer seminars in the education and training business, as well as fewer physician searches in the retained search business. The sequential decrease was due primarily to lower seminar attendance in the education and training business. Contribution income was $0.3 million, down $0.8 million year-over-year and $0.2 million sequentially. The year-over-year decrease reflected lower revenue and is primarily attributable to negative operating leverage in the retained search business. The sequential decrease was due to lower revenue and negative operating leverage in the retained search business partially offset by an improvement in the education and training business, and reflected a favorable state non-income based tax adjustment in the fourth quarter of 2012 in the retained search business.

Debt Outstanding and Credit Facility

During February 2013, the Company used a portion of the net proceeds from the sales of its clinical trial services business to repay all $29.3 million of its then outstanding bank debt. At March 31, 2013, the Company had $20.9 million in cash and cash equivalents and $0.5 million of debt related primarily to capital lease obligations.

On January 9, 2013, the Company entered into a Loan and Security Agreement, by and among the Company and certain of its subsidiaries, as borrowers, and Bank of America, N.A., as agent. The Loan Agreement provides for a three-year senior secured asset-based revolving credit facility in the aggregate principal amount of up to $65.0 million, which includes a $10.0 million sub-facility for swingline loans and a $20.0 million sub-facility for standby letters of credit. The initial proceeds from the revolving credit facility were used to finance the repayment of the Company’s existing indebtedness under its prior Credit Agreement and the payment of fees and expenses. The new revolving credit facility will be used to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.

Guidance for Second Quarter 2013

The following statements are based on current management expectations. Such statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, or significant legal proceedings. For the second quarter of 2013, the Company expects:

  Revenue to be in the $110.0 million to $112.0 million range.
  Gross profit margin to be approximately 26.0%.
  Adjusted EBITDA margin from continuing operations to be in the 1% to 2% range. Adjusted EBITDA, a non-GAAP financial measure, is defined in the accompanying financial statement tables.
  Loss per diluted share from continuing operations to be in the range of $0.01 to $0.03.

Annual Meeting of Stockholders

At the Company’s Annual Meeting of Stockholders held on May 1, 2013, all eight directors who stood for re-election were re-elected to hold office until the next Annual Meeting or until their successors are duly elected and qualified. Stockholders also re-approved certain performance goals under the Company’s 2007 Stock Incentive Plan; approved and ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and, in a non-binding advisory vote, stockholders approved the compensation of the Company’s named executive officers.

Quarterly Conference Call

The Company will hold its quarterly conference call on Wednesday, May 8, 2013, at 10:00 a.m. Eastern Time to discuss its first quarter 2013 financial results. The call will be webcast live and can be accessed online at www.crosscountryhealthcare.com or by dialing 888-972-6408 in the U.S. or 210-234-0087 from non-U.S. locations – Passcode: Cross Country. From May 8th through May 22nd, a replay of the webcast will be available at the Company’s website and a replay of the conference call will be available via telephone by calling 800-873-7690 in the U.S. or 203-369-3572 from non-U.S. locations – Passcode: 2013.

Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company’s performance as it excludes certain items that management believes are not indicative of the Company’s operating performance. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leader in healthcare staffing with a primary focus on providing nurse, allied and physician (locum tenens) staffing services and workforce solutions to the healthcare market. The Company believes it is one of the top two providers of nurse and allied staffing services, one of the top four providers of temporary physician staffing services, and one of the top five providers of retained physician and healthcare executive search services. The Company also is a leading provider of education and training programs specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,000 contracts with hospitals and healthcare facilities, and other healthcare organizations to provide our staffing services and workforce solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will” and variations of such words and similar expressions intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, without limitation, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel nurses and physicians, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we,” “us,” “our,” or “Cross Country” in this press release mean Cross Country Healthcare, Inc., its subsidiaries and affiliates.

Cross Country Healthcare, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,		March 31,		December 31,
	2013		2012		2012

Revenue from services	$110,316		$109,800		$111,731
Operating expenses:
Direct operating expenses	81,440		80,750		83,787
Selling, general and administrative expenses	27,065		27,883		27,055
Bad debt expense	422		117		195
Depreciation	1,022		1,398		1,107
Amortization	566		566		566
Total operating expenses	110,515		110,714		112,710
Loss from operations	(199)		(914)		(979)
Other expenses (income):
Foreign exchange loss (income)	9		54		(65)
Interest expense	280		629		433
Loss on early extinguishment of debt	1,419		-		-
Other (income) expense, net	(61)		36		(23)
Loss from continuing operations before income taxes	(1,846)		(1,633)		(1,324)
Income tax (benefit) expense	(500)		(1,995)		1,661
(Loss) income from continuing operations	(1,346)		362		(2,985)
Income (loss) from discontinued operations, net of income taxes (a)	2,504		(946)		(6,548)
Net income (loss)	$1,158		$(584)		$(9,533)

Net income (loss) per common share, basic:
(Loss) income from continuing operations	$(0.04)		$0.01		$(0.10)
Income (loss) from discontinued operations	0.08		(0.03)		(0.21)
Net income (loss)	$0.04		$(0.02)		$(0.31)

Net income (loss) per common share, diluted:
(Loss) income from continuing operations	$(0.04)		$0.01		$(0.10)
Income (loss) from discontinued operations	0.08		(0.03)		(0.21)
Net income (loss)	$0.04		$(0.02)		$(0.31)

Weighted average common shares outstanding:
Basic	30,902		30,766		30,902
Diluted	30,902		30,837		30,902

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA (b)
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,		March 31,		December 31,
	2013		2012		2012
Loss from operations	$(199)		$(914)		$(979)
Depreciation	1,022		1,398		1,107
Amortization	566		566		566
Equity compensation	599		638		615
Adjusted EBITDA from continuing operations	1,988		1,688		1,309

Adjusted EBITDA from discontinued operations (c)	479		1,323		1,905

Adjusted EBITDA (b)	$2,467		$3,011		$3,214

Cross Country Healthcare, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	March 31,		December 31,
	2013		2012
Assets
Current assets:
Cash and cash equivalents	$20,905		$10,463
Accounts receivable, net	68,875		62,674
Deferred tax assets	13,022		12,561
Income taxes receivable	1,503		586
Prepaid expenses	6,683		5,580
Assets held for sale	-		46,971
Insurance recovery receivable	3,974		5,484
Other current assets	674		1,049
Total current assets	115,636		145,368
Property and equipment, net	7,386		8,235
Trademarks, net	48,701		48,701
Goodwill, net	62,712		62,712
Other identifiable intangible assets, net	13,926		14,492
Debt issuance costs, net	636		1,610
Non-current deferred tax assets	13,517		16,182
Indemnity escrow receivable	3,750		-
Non-current insurance recovery receivable	14,725		8,210
Other long-term assets	407		413
Total assets	$281,396		$305,923

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$12,513		$10,130
Accrued employee compensation and benefits	19,541		21,650
Current portion of long-term debt	338		33,683
Liabilities related to assets held for sale	-		2,835
Other current liabilities	5,742		4,289
Total current liabilities	38,134		72,587
Long-term debt	143		176
Long-term accrued claims	22,147		16,347
Other long-term liabilities	7,733		7,691
Total liabilities	68,157		96,801

Commitments and contingencies

Stockholders' equity:
Common stock	3		3
Additional paid-in capital	245,523		244,924
Accumulated other comprehensive loss	(723)		(3,083)
Accumulated deficit	(31,564)		(32,722)
Total stockholders' equity	213,239		209,122

Total liabilities and stockholders' equity	$281,396		$305,923

Cross Country Healthcare, Inc.
Segment Data (d)
(Unaudited, amounts in thousands)

	Three Months Ended						YOY	Sequential
	March 31,	% of	March 31,	% of	December 31,	% of	% change	% change
	2013	Total	2012	Total	2012	Total	Fav (Unfav)	Fav (Unfav)
Revenue from services:

Nurse and allied staffing	$72,749	66.0%	$69,537	63.3%	$70,850	63.4%	5%	3%
Physician staffing	28,067	25.4%	29,259	26.7%	30,667	27.5%	-4%	-8%
Other human capital management services	9,500	8.6%	11,004	10.0%	10,214	9.1%	-14%	-7%
	$110,316	100.0%	$109,800	100.0%	$111,731	100.0%	0%	-1%

Contribution income (e)

Nurse and allied staffing (f)	$5,343		$3,583		$3,716		49%	44%
Physician staffing	2,172		2,407		2,460		-10%	-12%
Other human capital management services	290		1,110		534		-74%	-46%
	$7,805		$7,100		$6,710		10%	16%

Unallocated corporate overhead (f)	$6,416		$6,050		$6,016		-6%	-7%
Depreciation	1,022		1,398		1,107		27%	8%
Amortization	566		566		566		0%	0%
Loss from operations	$(199)		$(914)		$(979)		78%	80%

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended
	March 31,		March 31,		December 31,
	2013		2012		2012
Net cash (used by) provided by operating activities (in thousands)	$(1,515)		$1,401		$4,440

Nurse and allied staffing statistical data:
FTEs (g)	2,522		2,453		2,452
Days worked (h)	226,980		223,223		225,584
Average nurse and allied staffing revenue per FTE per day (i)	$321		$312		$314

Physician staffing statistical data:
Days filled (j)	18,802		20,617		20,290
Revenue per days filled (k)	$1,493		$1,419		$1,511

(a) The Company sold its clinical trial services business on February 15, 2013. The clinical trial services business has been classified as discontinued operations. The transaction resulted in a gain on sale of $4.2 million pretax, or $1.9 million after tax.
(b) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as income or loss from operations before depreciation, amortization, impairment charges and non-cash equity compensation. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to income or loss from operations as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes, including compliance with its debt covenants. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(c) Adjusted EBITDA from discontinued operations excludes gain on sale of clinical trial services business.
(d) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(e) Defined as income or loss from operations before depreciation, amortization, impairment charges and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(f) Certain prior year amounts have been reclassified to conform to the current period's presentation. In 2013, the Company refined its methodology for allocating certain corporate overhead expenses and the nurse and allied staffing expenses to more accurately reflect this segment's profitability.
(g) FTEs represent the average number of nurse and allied contract staffing personnel on a full-time equivalent basis.
(h) Days worked is calculated by multiplying the FTEs by the number of days during the respective period.
(i) Average revenue per FTE per day is calculated by dividing the nurse and allied staffing revenue by the number of days worked in the respective periods. Nurse and allied staffing revenue also includes revenue from permanent placement of nurses.
(j) Days filled is calculated by dividing the total hours filled during the period by 8 hours.
(k) Revenue per day filled is calculated by dividing the applicable revenue generated by the Company's physician staffing segment by days filled for the period presented.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com